Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.	Exhibit 10.9

PATENT LICENSE AGREEMENT

between

THE RESEARCH FOUNDATION OF STATE UNIVERSITY OF NEW YORK

and

TEMPO PHARMACEUTICALS, INC.

This Patent License Agreement (“Agreement”) is effective as of August 31st, 2007 (“Effective Date”) by and between The Research Foundation of State University of New York, on behalf of University at Buffalo, a non-profit corporation organized and existing under the laws of the State of New York (“Foundation”) and Tempo Pharmaceuticals, Inc., a Delaware corporation, with an address at 161 First Street, Cambridge, Massachusetts 02142 (“Tempo”).

WHEREAS, Foundation and Tempo wish to enter into an exclusive field-of-use license agreement to facilitate the development and commercialization of certain technology developed at the University at Buffalo so that this technology may be utilized to the fullest extent for the benefit of Tempo, Foundation, the inventors and the public;

NOW, THEREFORE, in consideration of the terms and considerations hereinafter set forth, the parties agree as follows:

1.	DEFINITIONS

All capitalized terms used in this Agreement will have the meanings stated below or defined elsewhere in the Agreement.

1.1	“Affiliate” means every corporation or entity which, directly or indirectly, or through one or more intermediaries, controls, is controlled by, or is under common control with Tempo.

1.2	“Field” means the use of a Licensed Product, which is a single pharmaceutical composition that contains within such pharmaceutical composition (a) a therapeutic or prophylactic agent and (b) one or more nano-scale or micro-scale compartments containing either (i) a different therapeutic and/or prophylactic agent or (ii) a different formulation of the agent described in (a), for the treatment and/or prevention of disease in humans. For the avoidance of doubt, the Field does not include the use of a Licensed Product, which is a physical mixture of two separate pharmaceutical compositions, each containing a single therapeutic or prophylactic agent.

1.3

“Foundation Patent Rights” means Foundation’s patent rights to any subject matter claimed in or covered by (a) any issued United States or foreign patent or any United States or foreign patent application listed in Exhibit A attached hereto, including any patent issuing on any patent application listed in Exhibit A; (b) any continuation or divisional applications of the patents and patent applications referred to in (a), including continuations-in-part directed to subject matter contained in the patents and patent applications referred to in (a); (b) any patents issuing on the continuation or divisional applications referred to in (b); and (c) any reissues, reexaminations, extensions or supplemental protection certificates of the foregoing patents and issuing patents. For purposes of clarity, Foundation Patent Rights will not include continuations-in-part directed to improvements which are new subject matter.

1.4	“Foundation 5214 Patent Rights” means the subset of Foundation Patent Rights which pertain to Foundation Docket No. R-5214 titled [**]

1.5	“Foundation 5431 Patent Rights” means the subset of Foundation Patent Rights which pertain to Foundation Docket No. R-5431 titled [**]

1.6	“Licensed Product” means any product that if made, used, offered for sale, sold, imported, leased or otherwise transferred in the United States or any other country would, but for the license granted herein, infringe one or more Valid Claims of the Foundation Patent Rights.

1.7	“Net Sales” means the gross revenues actually received by Tempo and its Affiliates and Sublicensees from the sale, lease or other transfer of Licensed Products, less (a) sales and/or use taxes actually paid, (b) import and/or export duties actually paid, (c) outbound transportation paid, prepaid or allowed, (d) amounts allowed or credited due to returns, and (e) trade, cash and quantity discounts in amounts customary in the trade, all as reflected on written invoices and, in the case of clause (d) or (e), not to exceed the original or initial invoice amount. In this context, gross revenues will also include the fair market value of any non-cash consideration actually received by Tempo and its Affiliates and Sublicensees for the sale, lease, or other transfer of Licensed Products.

1.8	“Patent Costs” means all reasonable costs incident to filing, prosecuting and maintaining the patents and patent applications within the Foundation Patent Rights in the United States and elected foreign countries, including any and all reasonable costs incurred in filing any continuation or divisional applications or incurred in connection with any re-examinations, reissue proceedings or extensions.

1.9	“Phase II Clinical Trial” means a human clinical trial to confirm short-term safety and efficacy undertaken with the intent that should sufficient positive data result, a Phase III Clinical Trial will follow.

1.10	“Phase III Clinical Trial” means a large-scale human clinical trial to confirm safety and efficacy undertaken with the intent that should sufficient positive data result, approval for marketing and sale will be sought from a regulatory authority.

1.11	“Post-Effective Date Patent Costs” has the meaning set forth in Section 6.3.

1.12	“Pre-Effective Date Patent Costs” has the meaning set forth in Section 6.1.

1.13	“Product Royalty” has the meaning set forth in Section 3.3.

1.14	“Subcontractor” means an independent contractor retained by Tempo to provide contract services to Tempo that assist Tempo in developing the Licensed Products.

1.15	“Sublicensee” means any third party to whom Tempo grants a sublicense of any or all of the rights granted Tempo under this Agreement other than an Affiliate or Subcontractor of Tempo.

1.16	“Term” means the period of time beginning on the Effective Date and ending on the expiration date of the last to expire of the Foundation Patent Rights.

1.17	“Territory” means worldwide.

1.18	“Valid Claim” means an unexpired claim in an issued unexpired patent or supplementary protection certificate within the Foundation Patent Rights that has not been revoked, abandoned, disclaimed or withdrawn, or held unenforceable, unpatentable or invalid by a court of competent jurisdiction in a final judgment that has not been appealed within the time allowed by law or from which there is no further appeal.

2.	GRANT OF RIGHTS AND RETAINED RIGHTS

2.1	Exclusive License. Subject to the terms of this Agreement, Foundation grants to Tempo an exclusive field-of-use license under the Foundation Patent Rights to research, develop, make, have made, use, offer for sale, sell, have sold, import and export Licensed Products in the Field in the Territory during the Term. The foregoing license may be exercised directly by Tempo or indirectly through an Affiliate of Tempo. The license granted is subject to the overriding obligations to the U.S. Government set forth in 35 USC 200-212, and applicable governmental implementing regulations, and the provisions of Article 4.

2.2	Retained Rights. Foundation retains the right to use the Foundation Patent Rights for educational purposes and internal research and development, including collaborations with researchers at other academic and not-for-profit research institutions.

3.	COMPENSATION AND PAYMENT TERMS

3.1	Upfront Fee. Tempo will pay to Foundation, within [**] days of the Effective Date, a one-time, nonrefundable payment of [**] U.S. Dollars (US$[**]).

3.2	License Maintenance Fee. Tempo will pay Foundation the following non-refundable, non-creditable license maintenance fees:

License Maintenance Fee (US$) upon each anniversary of the Effective Date :	Beginning on:	Ending on:
$[**]	The [**] of the Effective Date	The [**] of the Effective Date

$[**]	The [**] of the Effective Date	[**]

3.3	Royalties on Net Sales. During the Term, Tempo will pay Foundation a running product royalty on annual Net Sales of Licensed Products (“Product Royalty”) as follows. With respect to Licensed Products whose manufacture, use or sale is covered by a Valid Claim of the Foundation 5431 Patent Rights but not a Valid Claim of the Foundation 5214 Patent Rights, the royalty rate will be [**]% of Net Sales, whether the sales are made by Tempo and its Affiliates or by Sublicensees. With respect to Licensed Products whose manufacture, use or sale is covered by a Valid Claim of the Foundation 5214 Patent Rights, whether or not also covered by a Valid Claim of the Foundation 5431 Patent Rights, the royalty rate will be [**]% of Net Sales, whether the sales are made by Tempo and its Affiliates or by Sublicensees.

If Tempo sublicenses to a third party any of the Foundation Patent Rights in order to allow such third party to practice Foundation Patent Rights in conjunction with Tempo’s other intellectual property in the Field as permitted under Article 5, Tempo will not be obligated to pay Foundation a percentage of the sublicensing revenues received by it in connection with such sublicense; provided, however, that Tempo will be obligated to pay the Product Royalty, as specified above, on annual Net Sales of Licensed Products made by Sublicensees.

In the event that Tempo is required to license any patent rights from a third party in order to have the freedom to operate under the Foundation Patent Rights, Tempo shall be entitled to deduct, from the Product Royalties due Foundation, as specified above, [**] percent ([**]%) of the amounts due the third party under such license, provided that, in any calendar quarter, such deduction shall not exceed [**] percent ([**]%) of the total Product Royalty that would otherwise be due Foundation, as specified above.

3.4	Milestone Payments. Tempo will pay Foundation the following non-refundable, non-creditable milestone payments within [**] days after Tempo’s, or its Affiliate’s or Sublicensee’s achievement, of each of the following milestones:

Milestone	Payment if event is achieved by Tempo or Affiliate:		Payment if event is achieved by Sublicensee:
[**]	[**	]	[**	]
[**]	[**	]	[**	]
[**]	[**	]	[**	]
[**]	[**	]	[**	]

Each milestone payment will be payable only once, at the time that such milestone is first achieved for the first Licensed Product to reach such milestone.

If a milestone is combined with another milestone that is normally expected to be a later development or regulatory step, then the milestone that was expected to occur later will be deemed to have been achieved at the same time as such earlier milestone is achieved, and the corresponding payment for both milestones will be due. For example, if [**], Tempo will pay Foundation the sum of the milestone payments due for [**].

If a milestone is skipped or avoided by advancing to what would normally be expected to be a later development or regulatory step, then the milestone that was expected to occur earlier will be deemed to have been achieved at the same time as such later milestone is achieved, and the corresponding payment for both milestones will be due.

3.5	Payment Terms. All dollar amounts referenced herein will refer to U.S. Dollars. License maintenance fees will be paid on or before the dates specified in Section 3.2. Reimbursement of Pre-Effective Date Patent Costs will be paid on or before the dates specified in Section 6.1. Reimbursement of Post-Effective Date Patent Costs will be due and payable as specified in Section 6.3. Milestone payments will be due and payable as specified in Section 3.4. Product Royalty payments will be made within [**] days after the end of each calendar quarter in respect of such calendar quarter. If requested by Tempo, Foundation will provide Tempo with an invoice for payments due Foundation. When Licensed Products are sold for currencies other than U.S. Dollars, Product Royalties will first be determined in the foreign currency of the country in which the Licensed Products were sold and then converted into equivalent U.S. Dollars. The exchange rate will be the rate quoted in the East Coast Edition of the Wall Street Journal on the last business day of the reporting period as the local currency per U.S. Dollar.

3.6	Payment Address. All payments will be made payable to “The Research Foundation of State University of New York” and will be sent to the below address:

UB Office of Science, Technology Transfer & Economic Outreach

UB Technology Incubator

Baird Research Park

Suite 111

1576 Sweet Home Road

Amherst, NY 14228

Attn: Licensing Specialist

3.7	Late Payment. In the event that payments are not received by Foundation when due, Tempo will pay to Foundation interest charges at a rate of [**] percent ([**]%) per annum. Interest will be calculated from the date payment was due until actually received by Foundation.

3.8

Foreign Charges. Product Royalties due on Net Sales that occur in any country outside the United States may not be reduced by any deduction of withholding, value-added taxes, fees, or other charges imposed by the government of such country, except as permitted in the definition of Net Sales. Tempo is responsible for all bank transfer charges.

4.	DUE DILIGENCE AND MARKETING OBLIGATIONS

4.1	Tempo will use commercially reasonable efforts to commercialize and market Licensed Products as soon as practicable and in accordance with the milestone events set forth in Section 4.2.

4.2	Tempo, whether directly or through Affiliates, Subcontractors or Sublicensees, will diligently proceed with the research, development, manufacture, use and sale of Licensed Products and will make them readily available on commercially reasonable terms once introduced into the marketplace. Such diligence will be subject to the following diligence milestones:

Milestone No.	Milestone	Completion Date
1	[**]	[**]
2	[**]	[**]
3	[**]	[**]
4	[**]	[**]
5	[**]	[**]
6	[**]	[**]

Tempo will notify Foundation in writing within [**] days of the achievement of any of the [**] milestones set forth above. Achievement of the [**] milestones shall be reported as part of the report required under Section 7.4.

4.3	In the event that Tempo fails to meet any milestone set forth in Section 4.2, Foundation and Tempo will discuss the reason therefore. If Foundation is not reasonably satisfied with Tempo’s justification for a specific failure, the license maintenance fees from that point forward will be increased by [**]. Thereafter, if Foundation is not reasonably satisfied with Tempo’s justification for an additional failure (i.e., a second failure), all rights granted to Tempo under the Agreement will automatically become non-exclusive.

5.	SUBLICENSING

5.1	The license granted in this Agreement includes the right of Tempo to grant sublicenses to third parties, provided that such sublicenses restrict the practice of the Foundation Patent Rights to practice in conjunction with Tempo’s other technologies in the Field. With respect to sublicenses granted pursuant to this Article 5, Tempo will:

(a)	ensure that such sublicenses are consistent with the terms and conditions of this Agreement;

(b)	promptly provide Foundation with a copy of each sublicense agreement entered into with a Sublicensee, which sublicense agreements may be redacted in order to preserve the confidentiality of information not pertinent to Foundation’s interests in such sublicense agreements; and

(c)	use commercially reasonable efforts to collect from all Sublicensees any and all information necessary in order for Tempo to deliver to Foundation the reports required under this Agreement.

5.2	Upon termination of this Agreement for any reason, all sublicenses granted to Sublicensees prior to the date of termination shall survive and be assumed by Foundation so long as the following terms and conditions are met. As long as a Sublicensee is in compliance with its agreement with Tempo, Foundation agrees to honor the sublicense granted to such Sublicensee, provided that such Sublicensee enters into a written agreement with Foundation in which it agrees to comply with the terms and conditions, including without limitation, the financial terms and conditions, of this Agreement.

6.	PATENT PROSECUTION AND PATENT COSTS

6.1	Patent Costs Incurred Pre-Effective Date. Tempo will reimburse Foundation for [**] Percent ([**]%) of un-reimbursed Patent Costs incurred by Foundation prior to the Effective Date (the “Pre-Effective Date Patent Costs”), which total $77,326.33 (as of July 31, 2007), in accordance with the following:

Timing of Reimbursement for Pre-Effective Date Patent Costs	Amount of Pre-Effective Date Patent Costs to be Paid
[**]	[**	]
[**]	[**	]
[**]	[**	]
[**]	[**	]

6.2	Patent Rights Management. Foundation will control and manage all future preparation, filing, prosecution and maintenance of the Foundation Patent Rights, it being understood that (a) no filings shall be made in any additional foreign countries without the prior written consent of Tempo and (b) no patents or claims within pending patent applications shall be abandoned without the prior written consent of Tempo.

6.3	Post-Effective Date Patent Costs. Tempo will reimburse Foundation for [**] Percent ([**]%) of Patent Costs incurred after the Effective Date (“Post-Effective Date Patent Costs”) within [**] days after its receipt of a copy of the applicable invoice. Foundation may, at its option, invoice Tempo, or have the firm or other entity providing the patent related service send a copy of each patent expense invoice to Tempo so that it can directly pay such firm for such expenses.

6.4	Shared Patent Costs. Notwithstanding the foregoing, if, at anytime, the Foundation licenses all or a portion of the Foundation Patent Rights to another third party for a different field, or for the Field in the case of a conversion to non-exclusivity as described under Section 4.3, Tempo will be entitled to reimbursement from the Foundation equal to a percentage of all Patent Costs paid by Tempo through the date of such license in respect of such Foundation Patent Rights. The percentage due Tempo will be equal to Tempo’s pro-rata share of all such Patent Costs, based on the number of licensees, with reimbursements paid to Tempo at the time of each subsequent license granted by the Foundation in respect of such Foundation Patent Rights. Furthermore, on a going forward basis, Patent Costs will be shared equally by all licensees of such Foundation Patent Rights.

7.	BOOKS, RECORDS AND REPORTS

7.1	Books and Records. Tempo will keep complete, true and accurate books of account containing reasonable particulars that may be necessary for the purpose of showing the amounts payable to Foundation hereunder and for the purpose of showing compliance with all other obligations under this Agreement. Said books and the supporting data will be available at all reasonable times for [**] years following the end of the calendar year to which they pertain, for confidential inspection (subject to Foundation’s obligations relating to internal reporting and accounting requirements) by an independent certified public accountant selected by Foundation and reasonably acceptable to Tempo, upon reasonable notice to Tempo, for the purpose of verifying Tempo’s royalty statement or compliance in other respects with this Agreement. Foundation and its agents may make copies of relevant information during the course of an inspection. In addition, Tempo agrees to provide copies to Foundation of relevant records upon request of Foundation. Each party will promptly pay or credit the other for any underpayment or overpayment discovered during an inspection. Should such inspection lead to the discovery of a greater than [**] percent ([**]%) discrepancy in reporting to Foundation’s detriment, Tempo will pay (a) the full cost of the inspection and (b) a late charge on the full amount of the discrepancy at the rate specified in Section 3.7.

7.2	Quarterly Reports. Commencing with the first commercial sale of a Licensed Product, within [**] days after the end of each calendar quarter during the term of this Agreement, Tempo will provide reports containing the following information relating to the quarter: (a) number and type of Licensed Products sold by Tempo, Affiliates and Sublicensees; (b) Net Sales (and the calculation of Net Sales); and (c) Product Royalties due under Section 3.3 for the calendar quarter. The foregoing will be provided on a country-by-country and product-by-product basis.

7.3	Report Certification. An officer of Tempo will sign and certify each report delivered pursuant to Section 7.2, and all reports will be prepared in accordance with Generally Accepted Accounting Principles. If no Product Royalties are due for a particular period, Tempo will submit a report to Foundation to such effect.

7.4	[**] Due Diligence Reports. Within [**] days after the end of each [**], Tempo will provide reports, relating to the [**], pertaining to its development and/or commercialization of Licensed Products. Such reports shall include the following type of information: new product development, product evaluation and testing, progress towards the milestones set forth in Section 4.2, marketing plans, sales forecasts, and other significant development or commercialization events.

8.	PATENT RIGHTS INFRINGEMENT

8.1	Foundation and Tempo will promptly inform the other in writing of any patent infringement by a third party of the Foundation Patent Rights and will provide the other with any available evidence of such infringement.

8.2	With respect to infringements that pertain to the development and commercialization of Licensed Products in the Field (“Related Infringements”), Foundation shall have, for a period of [**] days from the notice of infringement of the Foundation Patent Rights, the first right to institute an action or suit against such third party in accordance with the following:

(a)	The action or suit shall be brought in the name of Foundation and Foundation shall bear the entire cost of such action or suit.

(b)	With respect to any consideration received by Foundation in connection with such action or suit, Foundation shall first be entitled to deduct its litigation expenses and legal fees (including any incurred as part of an indemnification of Tempo). The remaining recovery shall be deemed to be lost profits of Tempo and paid over to Tempo, provided that Foundation shall be entitled to receive royalties equal to the royalty rate set forth in Section 3.3 applied to such remaining recovery and multiplied by [**].

(c)	If it shall be necessary for Foundation to join Tempo as a party to an action or suit because Tempo constitutes a legally indispensable party, Foundation shall have the right to so join Tempo, provided that Foundation indemnifies Tempo for all costs and expenses thereby incurred by Tempo.

8.3	With respect to infringements that pertain to the development and commercialization of Licensed Products in the Field (“Related Infringements”), if within [**] days after notification of an infringement of the Foundation Patent Rights, Foundation has not been successful in persuading the alleged infringer to desist, is not diligently pursuing an infringement action or suit, or has notified Tempo of its intent not to bring action or suit against the alleged infringer, then Tempo may institute an action or suit against such third party in accordance with the following:

(a)	The action or suit shall be brought in the name of Tempo and Tempo shall bear the entire cost of such action or suit.

(b)	With respect to any consideration received by Tempo in connection with such action or suit, Tempo shall first be entitled to deduct its litigation expenses and legal fees (including any incurred as part of an indemnification of Foundation). The remaining recovery shall be deemed to be lost profits of Tempo and retained by Tempo, provided that Foundation shall be entitled to receive royalties equal to the royalty rate set forth in Section 3.3 applied to such remaining recovery and multiplied by [**].

(c)	If it shall be necessary for Tempo to join Foundation as a party to an action or suit because Foundation constitutes a legally indispensable party, Tempo shall have the right to so join Foundation, provided that Tempo indemnifies Foundation for all costs and expenses thereby incurred by Foundation.

(d)	Notwithstanding the provisions herein above, Foundation may elect to participate, through its own counsel or otherwise, in any action brought by Tempo and bear an agreed-upon proportion of the expense of the action. In such case, after reimbursement of Foundation expenses, Foundation entitlement to any recoveries shall be limited to the amount Tempo would have had to pay to Foundation had Tempo solely commenced and directed the action.

8.4	In the event that a declaratory judgment action alleging invalidity, unenforceability or noninfringement of the Foundation Patent Rights is brought against Tempo, Foundation reserves the right, within [**] days after commencement of such action, to intervene and take over the sole defense to the action at its own expense.

8.5	If any action or suit is brought involving the enforcement or defense of the Foundation Patent Rights under this Article 8, the other party hereto agrees, at the request and expense of the party initiating such action or suit, to reasonably cooperate and to make available relevant records, papers, information, samples, specimens and the like.

8.6	No settlement or consent judgment or other voluntary final disposition of an enforcement or defense action or suit initiated by either party under this Article 8 may be entered into without the consent of the other, which consent will not be unreasonably withheld, provided that Tempo shall, in its sole discretion, have the right to determine whether or not to grant, and on what terms to grant, a sublicense in the Field to any infringer of the Foundation Patent Rights.

9.	INDEMNIFICATION AND INSURANCE

9.1

Tempo will defend, indemnify and hold Foundation, its officers, trustees, employees and agents, harmless from and against any and all claims, actions, suits, loss, injury, expenses, damages, liability, cost and expenses (including reasonable attorneys’ fees, whether incurred as a result of a third party claim or a claim to enforce this provision) of any kind or nature arising out of, or resulting from, the exercise or practice of the license granted under this Agreement, including without limitation, liabilities arising from the production, manufacture, sale, use, lease, or advertisement of Licensed Products. Tempo agrees to keep Foundation informed of the progress in the defense and disposition of such claim and to consult with Foundation with regard to any proposed settlement. Any settlement that could reasonably be expected to have a material adverse effect on the reputation of Foundation will require Foundation’s prior written approval, which approval will not be unreasonably withheld, conditioned or delayed.

9.2	Tempo will at all times comply, through insurance or self-insurance, with all statutory worker’s compensation and employers’ liability requirements covering all employees with respect to activities performed under this Agreement. In addition, Tempo will maintain, from the initiation of human trials, if applicable, and for so long as Tempo customarily maintains insurance for its other products, Comprehensive General Liability Insurance, including Products Liability Insurance, with reputable and financially secure insurance carriers to cover the activities of Tempo and its Affiliates and Sublicensees. This insurance will provide minimum limits of liability of [**] US dollars (US$[**]) until first commercial sale of a Licensed Product, and then increase to a minimum of [**] U.S. dollars (US$[**]) for the remaining term of this Agreement. This insurance will include the Foundation and the State University of New York, their regents, officers, employees, students and agents as additional insureds. This insurance will be written to cover claims made during or after the expiration of this Agreement. Tempo will furnish a Certificate of Insurance evidencing the foregoing coverage and requiring [**] days prior written notice of cancellation or material change to Foundation. All insurance of Tempo will be primary coverage vis-à-vis Foundation; insurance of Foundation or the State University of New York will be excess and noncontributory.

10.	TERMINATION

10.1	Term. This Agreement shall expire at the conclusion of the Term.

10.2	Tempo Termination Right. Tempo will have the right, at any time, to terminate its rights to (a) the Foundation 5241 Patent Rights, (b) the Foundation 5431 Patent Rights or (c) this entire Agreement, in each case, upon six months prior written notice to Foundation.

10.3

Termination for Breach. If either party should (a) violate or fail to perform any material covenant, condition or undertaking of this Agreement, (b) have a bankruptcy action filed against it, or (c) have a receiver appointed for it, then the other party may give written notice of such default or occurrence to such party. If such party should fail to cure such default or occurrence within [**] months of notice of such default or occurrence, then this Agreement may, at the other party’s option and to the extent permitted by law, be terminated by a second written notice to such party. For the avoidance of doubt, breaches of diligence shall be handled as set forth in Section 4.3 and shall not be deemed to be material breaches.

10.4	Automatic Termination. If Tempo (a) ceases to carry on its business, (b) files a bankruptcy action, (c) becomes insolvent, (d) makes an assignment for the benefit of creditors, or (e) challenges, whether as a claim, cross-claim, counterclaim or defense, the validity or enforceability of any of the Foundation Patent Rights before any court, arbitrator or other tribunal or administrative agency in any jurisdiction, this Agreement, to the extent permitted by law, will immediately terminate without any further action by Foundation.

10.5	Accrued Obligations. Termination of this Agreement will not relieve either party of any obligation or liability accrued hereunder prior to the time such termination becomes effective, or rescind or give rise to any right to rescind any payments made or other consideration given to Foundation hereunder prior to the time such termination becomes effective. Such termination will not affect in any manner any rights of either party arising under this Agreement prior to the date of such termination. Tempo will pay all attorney’s fees and costs incurred by Foundation in enforcing any obligation of Tempo or accrued right of Foundation.

10.6	Disposition of Licensed Products. Upon any termination of this Agreement, Tempo will provide Foundation with a written inventory of all Licensed Products in the process of manufacture, in use or in stock. Tempo and its Affiliates and Sublicensees may dispose of any such Licensed Products within the [**] day period following such termination, provided, however, that Tempo will pay royalties and render reports to Foundation thereon in the manner specified herein.

10.7	Survival. The provisions of Article 1 (Definitions), Article 9 (Indemnification and Insurance), Section 10.6 (Disposition of Licensed Products), Section 10.7 (Survival), Article 11 (Warranty and Liability), Article 14 (Non-Use of Names), Article 17 Confidentiality), Article 18 (Miscellaneous) will survive expiration or termination of this Agreement. In addition, the provisions of Section 5.2 (Continuation of Sublicenses) and Sections 7.1-7.3 (Product Royalty Records and Reports) will survive termination of this Agreement.

11.	WARRANTY AND LIABILITY

11.1	Foundation hereby represents and warrants to Tempo that, to the best of its knowledge, Foundation is the owner of the entire right, title and interest in the Foundation Patent Rights and in the inventions described and claimed therein and has the right to grant the license granted herein. Foundation has not granted to any third party any right or interest in the Foundation Patent Rights inconsistent or in conflict with the rights granted to Tempo hereunder.

11.2	EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, FOUNDATION MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED,

INCLUDING, BUT NOT LIMITED TO, WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING.

11.3	NO WARRANTY OR REPRESENTATION IS MADE THAT ANYTHING MADE, USED, SOLD OR COMMERCIALLY TRANSFERRED UNDER THE TERMS OF THIS LICENSE WILL BE FREE FROM INFRINGEMENT OF ANY THIRD PARTY PATENT CLAIMS.

11.4	NOTHING IN THIS AGREEMENT, EITHER EXPRESS OR IMPLIED, OBLIGATES FOUNDATION EITHER TO BRING OR TO PROSECUTE ACTIONS OR SUITS AGAINST THIRD PARTIES FOR PATENT INFRINGEMENT OR TO FURNISH ANY KNOW-HOW OR TRADE SECRETS NOT DESCRIBED IN THE FOUNDATION PATENT RIGHTS.

11.5	IN NO EVENT WILL FOUNDATION BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH THIS AGREEMENT, INCLUDING FOR LOST PROFITS, LOST DATA OR DOWNTIME, WHETHER OR NOT FOUNDATION HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11.6	THIS AGREEMENT DOES NOT CONFER BY IMPLICATION, ESTOPPEL, OR OTHERWISE ANY LICENSE OR RIGHTS TO ANY OTHER FOUNDATION PROPERTY OTHER THAN THOSE RIGHTS EXPRESSLY STATED HEREIN.

12.	ASSIGNMENT

This Agreement and the license granted hereunder may not be assigned or transferred by Tempo except in connection with the sale or other transfer of Tempo’s business to which the license granted hereunder relates. Tempo will use commercially reasonable efforts to give Foundation [**] days prior written notice of any assignment or transfer of Tempo’s business to which the license granted hereunder relates, and will provide Foundation with documentation executed by the assignee or transferee that confirms its agreement to be bound by the terms and provisions of this Agreement.

13.	OBLIGATIONS TO FEDERAL GOVERNMENT AND OTHER SPONSORS

The Agreement will be subject to the rights of the United States Government resulting from any funding of the inventions described or claimed in the Foundation Patent Rights by the United States Government. While to Foundation’s knowledge no such entities exist, this Agreement will also be subject to the rights of any other entities that may have contributed funding to development of the technology that is the subject of the Foundation Patent Rights. Tempo acknowledges that such rights reserve to the United States Government, a royalty-free, non-exclusive, non-transferable license to practice or have practiced on its behalf any government-funded invention claimed within any associated patents or patent applications as well as other rights.

14.	NON-USE OF NAMES

Tempo agrees that it will not use Foundation’s name or State University of New York, or University at Buffalo, adaptation thereof (including logos and symbols associated with Foundation and “State University of New York”, and “University at Buffalo”) (collectively “SUNY”), or the names of the scientists, researchers or others employed at or with SUNY in any advertising, promotional or sales literature without first obtaining Foundation’s prior written consent, or in the case of the names of such researchers, scientists or employees the prior written consent of the individuals, except that Tempo may state that it is a licensee of the Foundation.

Unless required by law, neither party will issue a press release, or otherwise publicly disclose information, regarding this Agreement or the terms and conditions of this Agreement without the prior written consent of the other party.

15.	FOREIGN LAWS

When required by local or national law, Tempo will register this Agreement, pay all costs and legal fees connected therewith, and otherwise insure that the local and national laws affecting this Agreement are fully satisfied.

16.	COMPLIANCE WITH LAWS

16.1	General Compliance. Tempo will ensure compliance with all applicable county, state, federal or foreign laws, rules, and regulations governing the production, use, marketing, sale, and distribution of Licensed Products.

16.2	Export Control Laws. Tempo and its Affiliates and Sublicensees will comply with all United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Control Regulations of the United States Department of Commerce and International Traffic In Arms Regulations. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries. In order to facilitate the exchange of technical information under this Agreement, therefore, Tempo gives its assurance to Foundation that Tempo will not knowingly, unless prior authorization is obtained from the appropriate office, export directly or indirectly any technical data received from Foundation under this Agreement and will not export directly Licensed Product or technical data to any restricted country in each case, except in compliance with all U.S. laws and regulations. Foundation neither represents that a license is or is not required nor that, if required, it will be issued by the U.S. Department of Commerce or other appropriate governmental entity.

17.	CONFIDENTIALITY

17.1

Confidential Information. As used in this Agreement, “Confidential Information” will mean confidential or proprietary information exchanged between the parties hereunder pertaining to Licensed Products and/or obligations of the parties under this Agreement. Confidential Information will include (a) written or other tangible information marked as confidential or proprietary, (b) orally disclosed information that is identified as confidential and summarized in a notice delivered within [**] days of the disclosure, and (c) information that should reasonably be considered confidential under the context in which the disclosure is made (e.g., nonpublic patenting information and nonpublic infringement information). Without limiting the generality of the foregoing, all information contained in reports delivered by Tempo to Foundation hereunder shall automatically be deemed to be the Confidential Information of Tempo.

17.2	Confidentiality Obligations. Each party agrees to (a) maintain the other party’s Confidential Information in confidence and (b) not disclose the other party’s Confidential Information to any other party, without the prior written consent of the disclosing party. Each party agrees to limit its use of the other party’s Confidential Information to the purposes permitted by this Agreement.

17.3	Termination and Expiration of Confidentiality Obligations. The obligations of Section 17.2 will expire [**] years from the date of expiration or termination of this Agreement, provided that Foundation’s obligation to Tempo with respect to the information contained in the reports delivered by Tempo to Foundation hereunder shall be perpetual. Notwithstanding the foregoing, the obligations of Section 17.2 will terminate with respect to any particular portion of the Confidential Information which: (a) was in the receiving party’s possession prior to disclosure to it by the disclosing party; (b) is or hereafter becomes, through no fault of the receiving party, part of the public domain by publication or otherwise; (c) is furnished to the receiving party by a third party after the time of disclosure hereunder as a matter of right and without restriction on its disclosure; or (d) is independently developed by employees or agents of the receiving party independently of and without reference to Confidential Information received from the disclosing party.

17.4	No Delivery of Know-How, Materials or Technology. For purpose of clarity, the parties acknowledge that the license hereunder covers solely the Foundation Patent Rights and Foundation will not be delivering to Tempo any know-how, materials or technology in connection with the license of the Foundation Patent Rights.

18.	MISCELLANEOUS

18.1	Governing Law. This Agreement will be construed, governed, interpreted and applied in accordance with the laws of the State of New York, except that questions affecting the construction and effect of any patent will be determined by the law of the country in which the patent was granted.

18.2

Entire Agreement. This Agreement, including Exhibit A, embodies the entire agreement and understanding between the parties to this Agreement and supersedes all prior agreements and understandings relating to the subject matter of this Agreement. None of the terms or provisions of this Agreement may be altered, modified, or amended except by the execution of a written instrument signed by the parties hereto.

18.3	Severability. The provisions of this Agreement are severable, and in the event that any provisions of this Agreement are determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability will not in any way affect the validity or unenforceability of the remaining provisions hereof.

18.4	Notices. All notices, requests, consents and other communications to be provided under this Agreement must be in writing and (a) delivered in person, (b) sent overnight delivery by a nationally recognized courier, or (c) sent by certified or registered mail, return receipt requested, to the addresses provided below, and will be deemed to have been given (x) when hand delivered, (y) one (1) day after being sent when sent by overnight courier, or (z) five (5) days after mailing when mailed by certified or registered mail:

If to Tempo, to:

Tempo Pharmaceuticals, Inc.

161 First Street

Cambridge, Massachusetts 02142

Attn: Chief Executive Officer

If to Foundation, to:

UB Office of Science, Technology Transfer and Economic Outreach (STOR)

University at Buffalo Technology Incubator

Baird Research Park

Suite 111

1576 Sweet Home Road

Amherst, NY 14228

Attn: Director

or at other addresses as may be given from time to time in accordance with the terms of this notice provision.

18.5	Waiver. No waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth will be deemed a waiver as to any subsequent and/or similar breach or default.

18.6	Patent Marking. To the extent commercially feasible and consistent with prevailing business practices, Tempo will mark, and will cause its Affiliates and Sublicensees to mark, all Licensed Products that are manufactured or sold under this Agreement with the number of each issued patent under the Foundation Patent Rights that applies to such Licensed Product.

18.7	Force Majeure. Neither party will be liable for failure or delay of fulfillment of all or part of this Agreement, directly or indirectly owing to acts of nature, governmental orders or restriction, war, warlike conditions, revolution, riot, looting, strike, lockout, fire, flood, or any other cause or circumstances beyond the parties’ control.

18.8	Headings. The headings of the articles and sections are inserted for convenience of reference only, and are not intended to influence the interpretation of this Agreement.

18.9	Manufactured in U.S. Tempo agrees that Licensed Products leased or sold in the United States will be manufactured substantially in the United States to the extent required by applicable laws.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

TEMPO PHARMACEUTICALS, INC.		THE RESEARCH FOUNDATION OF STATE UNIVERSITY OF NEW YORK

By:	/s/ Alan Crane	By:	/s/ Woodrow Maggard
Alan Crane, Chief Executive Officer

Date:	August 27, 2007	Date:	August 30, 2007

EXHIBIT A

FOUNDATION PATENT RIGHTS

Patent or Application Number	Location/Type of Patent or Patent Application	Title (RF Docket Number)	Filed	Issued	Assignee	Inventors	Sponsor
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]

FIRST AMENDMENT

to

PATENT LICENSE AGREEMENT

between

THE RESEARCH FOUNDATION OF STATE UNIVERSITY OF NEW YORK

and

CERULEAN PHARMA INC.

This First Amendment to Patent License Agreement (“First Amendment”), effective as of February 9, 2009 (“First Amendment Effective Date”), is by and between The Research Foundation of State University of New York, a non-profit corporation organized and existing under the laws of the State of New York (“Foundation”) and Cerulean Pharma Inc. (f/k/a Tempo Pharmaceuticals, Inc.), a Delaware corporation, with an address at 161 First Street, Cambridge, Massachusetts 02142 (“Cerulean”). This First Amendment amends the Patent License Agreement by and between Cerulean and Foundation dated August 31, 2007 (the “Agreement’). Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Agreement

WHEREAS, Cerulean and Foundation desire to expand the definition of the Field set forth in the Agreement so as to cover additional products under development by Cerulean;

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, the parties agree as follows:

AMENDMENTS

1. Section 1.2 of the Agreement is hereby amended to read in its entirety as follows:

“Field” means, with respect to the Foundation 5214 Patent Rights, the use of a Licensed Product, which is a single pharmaceutical composition that contains within such pharmaceutical composition (a) a therapeutic or prophylactic agent and (b) one or more nano-scale or micro-scale compartments containing either (i) a different therapeutic and/or prophylactic agent or (ii) a different formulation of the agent described in (a), for the treatment and/or prevention of disease in humans. For the avoidance of doubt, the Field, with respect to the Foundation 5214 Patent Rights, does not include the use of a Licensed Product which is a physical mixture of two separate pharmaceutical compositions, each containing a single therapeutic or prophylactic agent.”

“Field” means, with respect to the Foundation 5431 Patent Rights, the use of a Licensed Product, which is a single nanoparticle composition that contains within such nanoparticle composition (a) one or more therapeutic or prophylactic agents or one or more different formulations or release profiles of the same agent and (b) either (i) a polyelthylene glycol moiety which is associated with a lipid, surfactant, polymer, drug, prodrug or other material included in the nanoparticle composition or (ii) a molecule, as described in the Foundation 5431 Patent Rights, which improves the physical stability of a taxane in the nanoparticle composition, for the treatment and/or prevention of disease in humans.

2. In consideration of the expansion of the Field, Cerulean will pay to Foundation, within [**] days of the First Amendment Effective Date, a one-time, nonrefundable payment of [**] U.S. Dollars (US$[**]).

3. Except for the amendment set forth herein, all other terms of the conditions of the Agreement will remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this First Amendment to be executed by their duly authorized representatives.

CERULEAN PHARMA INC.		THE RESEARCH FOUNDATION OF STATE UNIVERSITY OF NEW YORK

By:	/s/ Alan Crane	By:	/s/ Robert J. Genco
	Alan Crane		Robert J. Genco
	Chief Executive Officer		Vice Provost
	February 6, 2009		February 9, 2009

SECOND AMENDMENT

to

PATENT LICENSE AGREEMENT

between

THE RESEARCH FOUNDATION OF STATE UNIVERSITY OF NEW YORK

and

CERULEAN PHARMA INC.

This Second Amendment to Patent License Agreement (“Second Amendment”), effective as of July 20, 2010 (“Second Amendment Effective Date”), is by and between The Research Foundation of State University of New York, a non-profit corporation organized and existing under the laws of the State of New York (“Foundation”) and Cerulean Pharma Inc. (f/k/a Tempo Pharmaceuticals, Inc.), a Delaware corporation, with an address at 840 Memorial Drive, Cambridge, Massachusetts 02139 (“Cerulean”). This Second Amendment amends the Patent License Agreement by and between Cerulean and Foundation dated August 31, 2007, as amended by First Amendment to Patent License Agreement dated February 9, 2009 (the “Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Agreement.

WHEREAS, the Foundation 5431 Patent Rights have been unintentionally abandoned by Foundation;

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, the parties agree as follows:

AMENDMENTS

1. Foundation agrees to use commercially reasonable efforts to reinstate the Foundation 5431 Patent Rights. Cerulean shall not be charged for any Patent Costs incurred by Foundation in respect of its efforts to reinstate the Foundation 5431 Patent Rights.

2. Until such time as the Foundation 5431 Patent Rights are reinstated, if at all, all payments due Foundation by Cerulean under the Agreement shall be suspended. If and when the Foundation 5431 Patent Rights are reinstated, Foundation shall promptly provide Cerulean with written evidence of such reinstatement. Foundation shall then be entitled to invoice Cerulean for all suspended payments and Cerulean shall pay such invoice within [**] days of the receipt of such invoice. If Foundation’s application for reinstatement of the Foundation 5431 Patent Rights is denied, Foundation shall promptly inform Cerulean in writing and Cerulean shall then have the right to terminate its rights to the Foundation 5431 Patent Rights or the entire Agreement, in each case, immediately upon prior written notice to Foundation.

3. In the event that (a) the Foundation 5431 Patent Rights are reinstated and (b) there exists a Related Infringement involving an infringement of the Foundation 5431 Patent Rights, all payments due Foundation by Cerulean in respect of Licensed Products covered by the Foundation 5431 Patent Rights shall be suspended. If such Related Infringement is resolved in favor of Foundation and/or Cerulean, Cerulean shall pay all suspended payments to Foundation within [**] days after the resolution occurs. If such Related Infringement is resolved in favor of the alleged third party infringer because such third party is able to defend the allegation of infringement based on the fact that such third party practiced the Foundation 5431 Patent Rights during the period of their abandonment, no further payments shall be due Foundation by Cerulean under the Agreement in respect of Licensed Products covered by the Foundation 5431 Patent Rights. If such Related Infringement is resolved in the favor of the alleged third party infringer for a reason other than the reason set forth in the foregoing sentence, Cerulean shall pay all suspended payments to Foundation within [**] days after the resolution occurs.

4. Except for the amendment set forth herein, all other terms of the conditions of the Agreement will remain in full force and effect

IN WITNESS WHEREOF, the parties have caused this Second Amendment to be executed by their duly authorized representatives.

CERULEAN PHARMA INC.		THE RESEARCH FOUNDATION OF STATE UNIVERSITY OF NEW YORK

By:	/s/ Jean Silveri	By:	/s/ Woodrow Maggard
	Jean Silveri		Woodrow Maggard
	Senior Vice President, General Counsel		Associate Vice Provost
	July 27, 2010		July 20, 2010

THIRD AMENDMENT

to

PATENT LICENSE AGREEMENT

between

THE RESEARCH FOUNDATION OF STATE UNIVERSITY OF NEW YORK

and

CERULEAN PHARMA INC.

This Third Amendment to Patent License Agreement (“Third Amendment”), effective as of December 17, 2012 (“Third Amendment Effective Date”), is by and between The Research Foundation of State University of New York, a non-profit corporation organized and existing under the laws of the State of New York (“Foundation”) and Cerulean Pharma Inc. (f/k/a Tempo Pharmaceuticals, Inc.), a Delaware corporation, with an address at 840 Memorial Drive, Cambridge, Massachusetts 02139 (“Cerulean”). This Third Amendment amends the Patent License Agreement by and between Cerulean and Foundation dated August 31, 2007, as amended by First Amendment to Patent License Agreement dated February 9, 2009, and as amended by the Second Amendment to the Patent License Agreement dated July 20, 2010 (the “Agreement’). Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Agreement.

WHEREAS, Cerulean has experienced scale-up delays that will prevent it from meeting certain milestones within the deadlines specified in the Agreement;

WHEREAS, Cerulean has requested an extension of those deadlines so that it can remain in compliance with the terms and provisions of the Agreement;

WHEREAS, Foundation and Cerulean desire to modify the aforementioned Agreement for the mutual benefit of both Parties,

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, the parties agree as follows:

AMENDMENTS

1. Section 3.3 is hereby amended to read in its entirety as follows:

3.3. Royalties on Net Sales. During the Term, Cerulean will pay Foundation a running product royalty on annual Net Sales of Licensed Products (“Product Royalty”) as follows. With respect to Licensed Products whose manufacture, use or sale is covered by a Valid Claim of the Foundation 5431 Patent Rights but not a Valid Claim of the Foundation 5214 Patent Rights, the royalty rate will be [**]% of Net Sales, whether the sales are made by Cerulean and its Affiliates or by Sublicensees. With respect to Licensed Products whose manufacture, use or sale is covered by a Valid Claim of the Foundation 5214 Patent Rights, whether or not also covered by a Valid Claim of the Foundation 5431 Patent Rights, the royalty rate will be [**]% of Net Sales, whether the sales are made by Cerulean and its Affiliates or by Sublicensees.

If Cerulean sublicenses to a third party any of the Foundation Patent Rights in order to allow such third party to practice Foundation Patent Rights in conjunction with Cerulean’s other intellectual property in the Field as permitted under Article 5, Cerulean will not be obligated to pay Foundation a percentage of the sublicensing revenues received by it in connection with such sublicense; provided, however, that Cerulean will be obligated to pay the Product Royalty, as specified above, on annual Net Sales of Licensed Products made by Sublicensees.

In the event that Cerulean is required to license any patent rights from a third party in order to have the freedom to operate under the Foundation Patent Rights, Cerulean shall be entitled to deduct, from the Product Royalties due Foundation, as specified above, [**] percent ([**]%) of the amounts due the third party under such license, provided that, in any calendar quarter, such deduction shall not exceed [**] percent ([**]%) of the total Product Royalty that would otherwise be due Foundation, as specified above.

2. Section 3.4 is hereby amended to read in its entirety as follows:

3.4 Milestone Payments. Cerulean will pay Foundation the following non-refundable, non-creditable milestone payments within [**] days after Cerulean’s, or its Affiliate’s or Sublicensee’s achievement, of each of the following milestones:

Milestone	Payment if event is achieved by Cerulean or Affiliate:		Payment if event is achieved by Sublicensee:
[**]	[**	]	[**	]
[**]	[**	]	[**	]
[**]	[**	]	[**	]
[**]	[**	]	[**	]

Each milestone payment will be payable only once, at the time that such milestone is first achieved for the first Licensed Product to reach such milestone.

If a milestone is combined with another milestone that is normally expected to be a later development or regulatory step, then the milestone that was expected to occur later will be deemed to have been achieved at the same time as such earlier milestone is achieved, and the corresponding payment for both milestones will be due. For example, if [**], Cerulean will pay Foundation the sum of the milestone payments due for [**].

If a milestone is skipped or avoided by advancing to what would normally be expected to be a later development or regulatory step, then the milestone that was expected to occur earlier will be deemed to have been achieved at the same time as such later milestone is achieved, and the corresponding payment for both milestones will be due.

3. Section 4.2 is hereby amended to read in its entirety as follows:

4.2 Cerulean, whether directly or through Affiliates, Subcontractors or Sublicensees, will diligently proceed with the research, development, manufacture, use and sale of Licensed Products and will make them readily available on commercially reasonable terms once introduced into the marketplace. Such diligence will be subject to the following diligence milestones:

Milestone No.	Milestone	Completion Date
1	[**]	[**]
2	[**]	[**]
3	[**]	[**]
4	[**]	[**]
5	[**]	[**]

Cerulean will notify Foundation in writing within [**] days of the achievement of any of the [**] milestones set forth above. Achievement of the [**] milestones shall be reported as part of the report required under Section 7.4.

4. Except for the amendment set forth herein, all other terms of the conditions of the Agreement will remain in full force and effect.

5. This Third Amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Further, either Party’s signature to a copy of this Third Amendment will be deemed a signature to, and may be attached to, any other identical copy of the Third Amendment. Facsimile, scanned or emailed signatures will be as binding and effective as original signatures.

IN WITNESS WHEREOF, the parties have caused this Third Amendment to be executed by their duly authorized representatives.

CERULEAN PHARMA INC.		THE RESEARCH FOUNDATION OF STATE UNIVERSITY OF NEW YORK

By:	/s/ Jean Silveri	By:	/s/ Woodrow Maggard
	Jean Silveri		Woodrow Maggard
	Senior Vice President, General Counsel		Associate Vice Provost
	December 17, 2012		December 18, 2012

FOURTH AMENDMENT

to

PATENT LICENSE AGREEMENT

between

THE RESEARCH FOUNDATION OF STATE UNIVERSITY OF NEW YORK

and

CERULEAN PHARMA INC.

This Fourth Amendment to Patent License Agreement (“Fourth Amendment”), effective as of September 1, 2013 (“Fourth Amendment Effective Date”), is by and between The Research Foundation for State University of New York, a non-profit corporation organized and existing under the laws of the State of New York (“Foundation”) and Cerulean Pharma Inc. (f/k/a Tempo Pharmaceuticals, Inc.), a Delaware corporation, with an address at 840 Memorial Drive, Cambridge, Massachusetts 02139 (“Cerulean”). This Fourth Amendment amends the Patent License Agreement by and between Cerulean and Foundation dated August 31, 2007, as amended by First Amendment to Patent License Agreement dated February 9, 2009, and as amended by the Second Amendment to the Patent License Agreement dated July 20, 2010, and as amended by Third Amendment to Patent License Agreement dated December 17, 2012 (the ‘Agreement’). Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Agreement.

WHEREAS, Cerulean has experienced a non-confirming batch of product that will prevent it from meeting certain milestones within the deadlines specified in the Agreement;

WHEREAS, Cerulean has requested an extension of those deadlines so that it can remain in compliance with the terms and provisions of the Agreement;

WHEREAS, Foundation and Cerulean desire to modify the aforementioned Agreement for the mutual benefit of both Parties,

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, the parties agree as follows:

AMENDMENTS

1. Section 3.2 is hereby amended to read in its entirety as follows:

3.2 License Maintenance Fee. Cerulean will pay Foundation the following non-refundable, non-creditable license maintenance fees:

License Maintenance Fee (US$) upon each anniversary of the Effective Date :	Beginning on:	Ending on:
[**]	The [**] of the Effective Date	The [**] of the Effective Date
[**]	The [**] of the Effective Date	[**]

[**]	The [**] of the Effective Date	[**]

2. Section 3.4 is hereby amended to read in its entirety as follows:

3.4 Milestone Payments. Cerulean will pay Foundation the following non-refundable, non-creditable milestone payments within [**] days after Cerulean’s, or its Affiliate’s or Sublicensee’s achievement, of each of the following milestones:

Milestone	Payment if event is achieved by Cerulean or Affiliate:		Payment if event is achieved by Sublicensee:
[**]	[**	]	[**	]
[**]	[**	]	[**	]
[**]	[**	]	[**	]
[**]	[**	]	[**	]

Each milestone payment will be payable only once, at the time that such milestone is first achieved for the first Licensed Product to reach such milestone.

If a milestone is combined with another milestone that is normally expected to be a later development or regulatory step, then the milestone that was expected to occur later will be deemed to have been achieved at the same time as such earlier milestone is achieved, and the corresponding payment for both milestones will be due. For example, if [**], Cerulean will pay Foundation the sum of the milestone payments due for [**].

If a milestone is skipped or avoided by advancing to what would normally be expected to be a later development or regulatory step, then the milestone that was expected to occur earlier will be deemed to have been achieved at the same time as such later milestone is achieved, and the corresponding payment for both milestones will be due.

3. Section 4.2 is hereby amended to read in its entirety as follows:

4.2 Cerulean, whether directly or through Affiliates, Subcontractors or Sublicensees, will diligently proceed with the research, development, manufacture, use and sale of Licensed Products and will make them readily available on commercially reasonable terms once introduced into the marketplace. Such diligence will be subject to the following diligence milestones:

Milestone No.	Milestone	Completion Date
1	[**]	[**]
2	[**]	[**]
3	[**]	[**]
4	[**]	[**]
5	[**]	[**]

Cerulean will notify Foundation in writing within [**] days of the achievement of any of the [**] milestones set forth above. Achievement of the [**] milestones shall be reported as part of the report required under Section 7.4.

4. Except for the amendment set forth herein, all other terms of the conditions of the Agreement will remain in full force and effect.

5. This Fourth Amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Further, either Party’s signature to a copy of this Fourth Amendment will be deemed a signature to, and may be attached to, any other identical copy of the Fourth Amendment. Facsimile, scanned or emailed signatures will be as binding and effective as original signatures.

IN WITNESS WHEREOF, the parties have caused this Fourth Amendment to be executed by their duly authorized representatives.

CERULEAN PHARMA INC.		THE RESEARCH FOUNDATION OF STATE UNIVERSITY OF NEW YORK

By:	/s/ Jean Silveri	By:	/s/ Woodrow Maggard
	Jean Silveri		Woodrow Maggard
	Senior Vice President, General Counsel		Associate Vice Provost
	September 4, 2013		September 4, 2013